FOR IMMEDIATE RELEASE

ISSI ANNOUNCES THIRD FISCAL QUARTER 2010 RESULTS
Achieves Record Revenue

SAN JOSE, Calif., Jul 27, 2010 /PRNewswire – FirstCall/ — Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the third fiscal quarter ended June 30, 2010.

Revenue in the third fiscal quarter ended June 30, 2010 was a record $71.2 million, a 24.9% increase from revenue of $57.0 million in the March 2010 quarter and an 83.1% increase from revenue of $38.9 million in the June 2009 quarter.  The June 2010 quarter revenue of $71.2 million was the highest in the Company’s 22 year history.  Gross margin for the third quarter was 38.4%, which compares with gross margin of 37.2% in the March 2010 quarter, and 25.1% in the June 2009 quarter.

The Company reported operating income in the third quarter of fiscal 2010 of $13.3 million, compared to operating income of $6.8 million in the March 2010 quarter, and an operating loss of $1.9 million in the June 2009 quarter.  Net income for the third quarter was $16.0 million, or $0.57 per diluted share.  This compares with net income for the March 2010 quarter of $7.2 million, or $0.27 per diluted share, and a net loss for the June 2009 quarter of $1.9 million, or $(0.08) per diluted share.

The Company's cash, cash equivalents and short-term investments totaled $90.0 million at June 30, 2010, compared to $83.0 million at March 31, 2010.  The Company's inventory at June 30, 2010 totaled $45.4 million, an increase of $9.8 million from March 31, 2010.

"We are very pleased that we achieved record revenue in the June quarter.  Demand for our products exceeded our expectations in our target markets and drove quarter to quarter revenue growth of almost 25%,” said Scott Howarth, ISSI's President and CEO.  “We also had another strong quarter of new design wins and the beginning backlog for the September quarter is the highest we have seen in several years," added Mr. Howarth.

September Quarter Outlook

The Company currently expects its revenue for the September quarter to be between $74 million and $80 million and its gross margin to be between 34% and 37%.  Operating expenses for the September quarter are expected to be in the range of $14.0 million to $14.7 million.  Gains on sales of investments and interest and other income in the September quarter are expected to be approximately $0.8 million.  As a result of the above, net income per share is expected to be between $0.42 and $0.52 per diluted share.

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ISSI Release
July 27, 2010

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss the Company’s third quarter fiscal 2010 financial results. To access ISSI's conference call via telephone, dial 1-888-233-8128 by 1:20 p.m. Pacific time. The participant passcode is 4629920. The call will also be webcast from ISSI's website at http://www.issi.com.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial.  The Company's primary products are high speed and low power SRAM and low and medium density DRAM.  Through its Giantec business unit, the Company also designs and markets EEPROM, SmartCards and analog power management devices focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our outlook for the September quarter with respect to revenue, gross margin, operating expenses, gains on sales of investments and interest and other income, and net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products in our key target markets and the pricing and gross margins achieved on such sales, our ability to control our operating expenses, our ability to obtain a sufficient supply of wafers and assembly and test capacity, wafer pricing, our ability to maintain sufficient product inventory and mix of inventory to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2009 and our Form 10-Q for the quarter ended March 31, 2010. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$71,228	$38,901	$178,826	$107,819
Cost of sales	43,904	29,152	110,165	83,870
Gross profit	27,324	9,749	68,661	23,949

Operating expenses:
Research and development	5,900	4,980	16,788	14,374
Selling, general and administrative	8,121	5,958	24,297	19,667
Acquired in-process technology charge	-	710	-	710
Total operating expenses	14,021	11,648	41,085	34,751

Operating income (loss)	13,303	(1,899)	27,576	(10,802)
Interest and other income (expense), net	585	(68)	1,156	796
Gain on sale of investments	2,561	-	2,761	-

Income (loss) before income taxes	16,449	(1,967)	31,493	(10,006)
Provision (benefit) for income taxes	272	50	963	(52)

Consolidated net income (loss)	16,177	(2,017)	30,530	(9,954)

Less: Net (income) loss attributable to noncontrolling interests	(136)	91	(139)	132

Net income (loss)	$16,041	$(1,926)	$30,391	$(9,822)

Basic net income (loss) per share	$0.62	$(0.08)	$1.20	$(0.39)
Shares used in basic per share calculation	25,965	25,410	25,429	25,507

Diluted net income (loss) per share	$0.57	$(0.08)	$1.13	$(0.39)
Shares used in diluted per share calculation	28,026	25,410	26,807	25,507

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2010	2009
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$69,525	$54,944
Restricted cash	4,957	-
Short-term investments	15,521	28,542
Accounts receivable, net	39,874	26,501
Inventories	45,378	19,275
Other current assets	4,450	2,922

Total current assets	179,705	132,184
Property, equipment and leasehold improvements, net	25,381	23,218
Long-term investments	-	1,408
Purchased intangible assets, net	1,530	2,313
Goodwill	1,251	1,251
Other assets	11,337	1,556
Total assets	$219,204	$161,930

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,151	$26,825
Accrued compensation and benefits	6,286	4,364
Accrued expenses	5,606	5,368

Total current liabilities	55,043	36,557

Other long-term liabilities	814	797

Total liabilities	55,857	37,354

Commitments and contingencies

Stockholders' equity:
Common stock	3	2
Additional paid-in capital	315,899	309,649
Accumulated deficit	(155,090)	(185,481)
Accumulated comprehensive income (loss)	(2,598)	(1,344)

Total parent stockholders' equity	158,214	122,826

Noncontrolling interest	5,133	1,750

Total stockholders' equity	163,347	124,576
Total liabilities and stockholders' equity	$219,204	$161,930

(1) Derived from audited financial statements.